Exhibit 99.1

PRESS RELEASE

Juniata Valley Financial Corp. Announces Earnings and Declares Dividend

Mifflintown, PA –February 1, 2012— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the year ended December 31, 2011 were $4,680,000 and $1.10, respectively. These earnings measures compared to $4,915,000 and $1.14, respectively, for the year ended December 31, 2010. Ms. Barber commented, “Although the 2011 performance represented a modest decline in earnings in comparison to 2010, we are pleased to maintain healthy performance ratios and are optimistic about our market position for 2012.”

Total assets increased by 2.7%, to $447.4 million, from December 31, 2010 to December 31, 2011, with this asset growth funded by deposit growth of 2.6%. The year’s results were primarily attributed to the change in the average loan to deposit ratio from 81.8% in 2010 to 75.6% in 2011, resulting in a reduction in the net interest margin.

Net income of $1,136,000 for the fourth quarter of 2011 represented a 6.4% decrease in comparison to net income for the third quarter of 2011. Earnings per share decreased by 6.9% in the fourth quarter of 2011 as compared to the previous calendar quarter. Net interest income in the most recent quarter was $113,000 higher than in the previous quarter due primarily to an increase in the average loan to deposit ratio from 73.8% to 75.1%. The provision for loan losses was $40,000 higher in the fourth quarter of 2011 than in the third quarter of 2011 and the ratio of the allowance to total loans increased from 0.99% to 1.01%, to further strengthen our reserves while economic forecasts continue to be a concern. Non-interest income in the fourth quarter of 2011 decreased by $61,000, or 6.0%, compared to non-interest income in the previous quarter, primarily due to decreases in trust estate fee income and customer service fees. Non-interest expense was $135,000 higher in the fourth quarter of 2011 compared to the third quarter of 2011, primarily due to employee benefits expense increases in the form of higher medical insurance costs.

As compared to the same quarter one year ago, net income in the fourth quarter of 2011 decreased 12.9%. The decrease in net income in the fourth quarter of 2011 versus the fourth quarter of 2010 primarily resulted from a decrease in net interest income, related to the lower average loan to deposit ratio in the more recent period, as well as an increase in non-interest expense. The increase in non-interest expense was due to increased staffing levels. Juniata Valley’s fourth quarter earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the two quarters discussed above, are shown in the table below.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Quarter Ended
	December 31, 2011	September 30, 2011		December 31, 2010
	Results	Results	%Change	Results	%Change
Net Income	$1,136,000	$1,214,000	-6.4%	$1,304,000	-12.9%
ROA	1.01%	1.07%	-5.6%	1.20%	-15.8%
ROE	8.97%	9.57%	-6.3%	10.30%	-12.9%

EPS (basic and fully diluted)	$0.27	$0.29	-6.9%	$0.31	-12.9%

Ms. Barber also announced that, on January 17, 2012, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the first quarter of 2012, payable on March 1 to shareholders of record on February 15.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.